Exhibit D4


                           CHILD TERM INSURANCE RIDER


This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of the policy.

DEFINITIONS

COVERED CHILD - a child, stepchild or legally adopted child of the Insured who is at least fifteen days old and no more than seventeen years old, and:

a.   on whose life insurance was approved; or

b.   who was born to or adopted by the Insured while this Rider is in effect.

INSURED - the Insured under the policy as shown on the Policy Summary.

BENEFICIARY - unless otherwise stated in the application, the Beneficiary at the death of each Covered Child is:

a.   the Insured, if living; otherwise

b.   the executors or administrators of the estate of the Covered Child.

After the Insured's death, You may not change the Beneficiary designation.

BENEFITS - If any Covered Child under this Rider dies while the policy and this Rider are in force, We will pay the Beneficiary the Child Term Benefit when We receive Due Proof of the Covered Child's death. We will subtract from the Child Term Benefit any unpaid charges due to Us at the time of death.

The Child Term Benefit provided at the death of a Covered Child is $1,000 multiplied by the number of units shown for this Rider on the Policy Summary.

CONVERSION - Insurance under this Rider may be converted to a permanent plan of life insurance if:

1. the Covered Child whose insurance coverage is to be converted notifies Us In Writing; and

2. all past due Deduction Amounts for the policy and this Rider have been paid; and

3. the insurance provided by this Rider on the life of the Covered Child requesting conversion has continued for its full term or terminated due to the death of the Insured.

Insurance under this Rider may be converted within thirty-one days after termination without evidence of insurability. The new policy will be a permanent plan of life insurance which We then regularly issue for the amount requested at the Covered Child's age.

The new policy will be issued as provided below:

1. the amount of insurance on the life of each Covered Child may not exceed the Child Term Benefit which was in force at the time of termination;

2.   the Covered Child's rate class under the new policy will be standard;

3.   the charge will be based on the Covered Child's age;

4. the Policy Date of the new policy will be the date on which conversion is made; and

5. the Issue Date of the new policy will be the same as the Issue Date of this Rider.

If any Covered Child requests conversion of insurance under this Rider, but dies during the thirty-one day period allowed for conversion and before the first charge on the new policy has been deducted, then We will pay the Child Term Benefit as if the death had occurred prior to the request for conversion.

CHARGE - This Rider is issued in consideration of the application for it and the deduction of the additional charge shown for this Rider on the Policy Summary. The charge for this Rider is deducted under the same conditions as the charge for the policy.

ISSUE DATE - The Issue Date of this Rider is the same as the Issue Date of the policy unless otherwise shown for this Rider on the Policy Summary.



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CONTESTABILITY - We will not contest insurance coverage on the life of any
Covered Child after the Issue Date of this Rider.

SUICIDE - If, within two years from the Issue Date of this Rider, the Insured commits suicide, while sane or insane:

1.   the amount payable will be limited to the charges paid for this Rider; and

2. We will have no other obligations under this Rider except as stated in the Conversion provision of this Rider.

TERMINATION - This Rider will terminate on the earliest of:

1. Subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value is insufficient to pay the charges due for the policy or this Rider; or

2. the Deduction Day next following Your request In Writing to terminate this Rider; or

3.   policy termination (subject to the 'Conversion' provision); or

4.   the Expiry Date of this Rider as shown on the Policy Summary; or

5. with respect to each Covered Child, conversion of insurance on his or her life; or

6.   with respect to each Covered Child, his or her twenty-fifth birthday.













TL-15602